Exhibit B
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-17031 of Rockwell Automation, Inc. on Form S-8 of our report dated June 23, 2006 (June 15, 2007 as to Notes 2 and 3), appearing in this Annual Report on Form 11-K of the Rockwell Automation Retirement Savings Plan for Salaried Employees for the year ended December 31, 2006.
Deloitte & Touche LLP
Milwaukee, Wisconsin
June 15, 2007